UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40638	84-4395129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Ave., Suite 100 Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 346-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XPOF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2023, the Company and certain of the Company’s domestic subsidiaries entered into a fourth amendment (the “Amendment”) to its existing financing agreement dated as of April 19, 2021, as previously amended by the first amendment thereto dated as of July 27, 2021, the second amendment thereto dated as of August 8, 2021 and the third amendment thereto dated as of September 30, 2022 , with Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto, including certain entities affiliated with MSD Partners (together with the Amendment, the “Credit Agreement”).

The Amendment provides for, among other things, additional term loans in an aggregate principal amount of $130.0 million (the “2023 Incremental Term Loan”), the proceeds of which will be used to fund the Repurchase Transactions (defined below) and the payment of fees, costs and expenses related to the Amendment and the Repurchase Transactions. The Amendment also (i) increases the amount of the quarterly principal payments of the loans provided pursuant to the Credit Agreement (including the 2023 Incremental Term Loan) commencing on June 30, 2023 and (ii) amends the amount of the prepayment premium applicable in the event the 2023 Incremental Term Loan is prepaid.

The above disclosure is a summary and qualified in its entirety by the Amendment, a copy of which will be filed as an exhibit to the Company periodic report pursuant to the rules and regulation of the Securities and Exchange Act of 1934, as amended.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated by reference herein.

Item 8.01	Other Events.

On January 9, 2023, the Company entered into a privately negotiated preferred stock repurchase agreement (the “Repurchase Agreement”) with certain holders of its issued and outstanding 6.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 6.50% Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) pursuant to which the Company agrees to pay in cash such holders an aggregate of approximately $130.8 million and $0.2 million in accrued and unpaid dividends in exchange for the repurchase of 42,241 shares of issued and outstanding Series A Preferred Stock and 43,099 shares of Series A-1 Preferred Stock (the “Repurchase Transactions”). Following the Repurchase Transactions, an aggregate of 114,660 shares of Preferred Stock will remain outstanding, consisting of 56,759 shares of Series A Preferred Stock and 57,901 shares of Series A-1 Preferred Stock.

The Repurchase Transactions and the 2023 Incremental Term Loan are expected to close on or about January 13, 2023, subject to customary closing conditions. The Company expects to fund the purchase price in the Repurchase Transactions with the net proceeds of the 2023 Incremental Term Loan and available cash. The closing of the Repurchase Transactions are conditioned on the closing of the 2023 Incremental Term Loan.

Forward-Looking Statements

This Current Report on Form 8-K includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the completion of the Repurchase Transactions and the funding of the 2023 Incremental Term Loan. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, risks and uncertainties related to completion of the Repurchase Transactions the funding of the 2023 Incremental Term Loan, which are subject to the satisfaction of customary closing conditions. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this Current Report on Form 8-K, except as required by law.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPONENTIAL FITNESS, INC.

Date: January 9, 2023	By:	/s/ John Meloun
	Name:	John Meloun
	Title:	Chief Financial Officer

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